BROADPOINT CLOSES ACQUISITION OF GLEACHER PARTNERS
FIRM REBRANDED BROADPOINT.GLEACHER
New York, N.Y., June 8, 2009 — Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG), formerly known as Broadpoint Securities Group, Inc., today announced the completion of the acquisition of Gleacher Partners Inc., an internationally recognized financial advisory firm best known for advising major companies in mergers and acquisitions. The Company also announced its name change and rebranding.
Gleacher Partners, founded in 1990 by Eric Gleacher, has advised on more than $250 billion of mergers, acquisitions, divestitures and restructurings. Recent transactions include representing General Dynamics on its $2.2 billion acquisition of Jet Aviation, and representing Hexion in its $10 billion bid for Huntsman Corporation.
Broadpoint.Gleacher will combine Broadpoint’s strength in sales, trading and research in fixed income, equity and mortgage and asset-backed securities with Gleacher’s highly respected advisory business. The combined firm will assist major companies with their strategic initiatives and provide financing advice and execution, as required. The firm will offer restructuring and recapitalization advice as our economy deleverages and rights itself for a successful future.
The combined firm will employ approximately 300 people. The investment banking staff will total 55 people with a dedicated restructuring team of 20 professionals. The debt capital markets division currently employs 45 high yield and high grade sales professionals, 12 desk analysts and 9 trading professionals. The mortgage and asset backed division is comprised of 38 sales professionals, 4 quantitative analysts and 13 trading professionals. The equity division, which focuses on technology, aerospace and defense, and cleantech, employs 17 research professionals and 24 sales and trading personnel.
“During the past 20 months, we have assembled a powerful sales and trading franchise, serving more than 1,000 institutions across a full product spectrum and executing more than $100 billion in transactions in 2008. The acquisition of Gleacher Partners completes the foundation for Broadpoint.Gleacher,” said Lee Fensterstock, Chairman and Chief Executive Officer of Broadpoint. “The needs of corporations and institutions for advice and execution have not changed and, if anything, are greater than ever in the current economic climate. Our goal is to meet their needs with unconflicted, value-added solutions and to help fill the competitive void left by recent developments in the industry.”

Eric Gleacher, Chairman of Gleacher Partners, said, “The opportunity presented by the astounding downsizing in investment banking is unprecedented. I’ve not seen anything comparable, or an opportunity as potentially attractive during my entire career. Success will not come easily, but demand out in the marketplace is very substantial – either in restructuring, at present, or for growth in the future. Our goal will be flawless execution under the highest standards of integrity.”
Under the terms of the merger agreement, consideration to be paid to the selling stockholders is $20 million in cash (with $10 million paid at closing and $10 million to be paid post-closing) and approximately 23 million shares of common stock subject to resale restrictions.
About Broadpoint.Gleacher
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its new Investment Banking financial advisory subsidiary, Gleacher Partners LLC, its Equity Capital Markets subsidiary, Broadpoint AmTech and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
For Additional Information Please Contact:

Investor Contact	Media Contact
Robert Turner	Ray Young
Chief Financial Officer	Halldin Public Relations
Broadpoint Gleacher Securities Group, Inc. 212.273.7109	916.781.0659